UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,

Section 17(a) of the Public Utility Holding Company Act of 1935 or

Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

   Miller,  Jr.        Marlin

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    (Last)            (First)    (Middle)

   2400 Bernville Road

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(Street)

    Reading    PA   19605

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   (City)  (State)   (Zip)

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2. Issuer Name and Ticker or Trading Symbol

Arrow International, Inc. (ARRO)

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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

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4. Statement for Month/Year

06/01

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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person(s) to Issuer

(Check all applicable)

[X] Director [X] 10% Owner

[X] Officer (give title below) [ ] Other (specify below)

Chairman and CEO

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7. Individual or Joint/Group Filing (Check Applicable Line)

[ X ] Form filed by One Reporting Person

[ ] Form filed by More than One Reporting Person

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

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Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.Title of Security (Instr. 3)	2.Trans- action Date (mm/dd/yy)	3.Trans- action Code (Instr. 8)		4.Securities Acquired (A) or disposed of (D)(Instr. 3 and 4)			5.Amount of Securities Beneficially Owned at End of Month(Instr.3 and 4)	6.Owner-ship Form: Direct (D) or Indirect (I)(Instr.4)	7. Nature of Indirect Beneficial Ownership (Instr. 4)
		Code	V	Amount	(A) or (D)	Price
Common Stock	June 22, 2001	G	V	25,100	D	37.95	4,002,525 (1)	D
							1,000	I	By Spouse (2)

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction

4(b)(v).

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FORM 4 (continued)

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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned

(e.g., puts, calls, warrants, options, convertible securities)

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1.Title of Derivative Security (Instr. 3)	2.Conversion or Exercise Price of Derivative Security	3.Trans- action Date Month/Day Year	4.Trans- action Code (Instr. 8)		5.Number of Derivative Securities Acquired (A) or (D) Disposed of Instr. 3,4,5		6.Date Exercisable and Expiration Date (Month/Day/Year)		7.Title and Amount of Underlying Securities
			Code	V	(A)	(D)	Date Exer- cisable	Expir- ation Date *	Title	Amount or num- ber of Shares

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8.Price of Derivative Security (Instr. 5)	9.Number of Derivative Securities Beneficially Owned at End of Month (Instr. 4)	10.Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)	11. Nature of Indirect Beneficial Ownership (Instr. 4)

Explanation of Responses:

(1) Excludes 9,000 shares of Common Stock held by a charitable foundation of which the reporting person is one of five trustees who have shared power to vote and dispose of such shares but with respect to which the reporting person has no direct or indirect pecuniary interest within the mean of  Rule 16a-1 (a) (2) under the Securities Exchange Act of 1934

(2) The reporting person disclaims beneficial ownership of these securities.

Marlin Miller, Jr.	July 9, 2001
** Signature of Reporting Person	Date

** Intentional misstatements or omissions of facts constitute Federal

Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.

If space provided is insufficient, see Instruction 6 for procedures.

Alternatively, this Form is permitted to be submitted to the

Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.